First Northern Community Bancorp Appoints Jean-Luc Servat to Board of Directors
FOR IMMEDIATE RELEASE
Appointment enhances Board expertise in strategic growth, acquisitions, and shareholder value creation
Dixon, Calif., January 27, 2026 — First Northern Community Bancorp (OTCQX: FNRN), the holding company of First Northern Bank announced the appointment of Jean-Luc Servat to its Board of Directors, effective February 1, 2026. Servat’s addition strengthens the Board’s depth of experience in corporate strategy, balance sheet growth, capital markets, and disciplined growth execution.
Servat is the Founder of Panoramic Capital Advisors Inc., which he established in 2013 to provide strategic and acquisition advisory services to financial institutions. During his tenure with the firm, he advised more than ten organizations across the Western and Midwestern United States and has executed 23 transactions with more than $2.6 billion in announced value, primarily focused on buy-side acquisitions within the banking industry. Servat has since stepped down from Panoramic Capital Advisors Inc. allowing him to focus on Board service, governance, and strategic oversight.
“Jean-Luc brings a rare combination of transaction expertise, strategic perspective, and deep banking industry knowledge,” said Jeremiah Smith, President and Chief Executive Officer of First Northern Bank. “As we continue to pursue growth through a balanced approach of organic expansion and strategic opportunities, his experience will be invaluable in evaluating opportunities and enhancing long-term shareholder value.”
Sean Quinn, Chairman of the Board of First Northern Bank, added, “Jean-Luc’s extensive experience in acquisitions, capital markets, and corporate governance strengthens the Board’s ability to provide effective oversight and strategic guidance. His perspective will be particularly valuable as we focus on disciplined growth, capital allocation and long-term value creation for our shareholders.”
A senior investment banker with 45 years of experience in the United States and Asia, Servat has held industry group and regional leadership positions with Merrill Lynch and Royal Bank of Canada. Over his career, he has advised corporate clients on more than 120 transactions and participated in raising over $70 billion in capital across U.S. and international markets. His expertise spans corporate strategy, acquisitions, and capital formation, with a strong focus on financial institutions.
Servat also brings significant corporate governance experience, having served as a Director of Del Monte Corporation, where he worked closely with management and fellow directors on strategic execution, capital allocation, and shareholder considerations. He regularly advises Boards navigating regulatory requirements, strategic growth initiatives, and complex market cycles.

“I am pleased to join the Board of First Northern Community Bancorp at a time when the Company is well positioned for continued growth,” said Servat. “The Bank’s disciplined approach to strategy, capital deployment, organic growth and strategic acquisitions aligns well with my experience, and I look forward to contributing to its long-term success for shareholders.”
About First Northern Bank
First Northern Bank is an independent community bank that specializes in relationship banking. The Bank, headquartered in Solano County since 1910, serves Solano, Yolo, Sacramento, Placer, Colusa, and Glenn counties, as well as the west slope of El Dorado County. Experts are available in small business, commercial, real estate, and agribusiness lending, as well as mortgage loans. The Bank is an SBA Preferred Lender. Real estate mortgage and small-business loan officers are available by appointment at any of the Bank’s 14 branches, including Dixon, Davis, West Sacramento, Fairfield, Vacaville, Winters, Woodland, Sacramento, Roseville, Auburn, Rancho Cordova, Colusa, Willows, and Orland. Non-FDIC insured Investment and Brokerage Services are also available at every branch location. First Northern Bank is rated as a Veribanc “Green-3 Star Blue Ribbon” Bank and a “5-Star Superior” Bank by Bauer Financial for the earnings period ended March 31, 2025 (www.veribanc.com) and (www.bauerfinancial.com). For additional information, please visit thatsmybank.com or call (707) 678-7742. Member FDIC. Equal Housing Lender.
Forward-Looking Statements
This press release and other public statements may include certain “forward-looking statements” about First Northern Community Bancorp and its subsidiaries (the “Company”). These forward-looking statements are based on management’s current expectations, including but not limited to statements about the Company’s strategic initiatives, and focus on growth, capital allocation and enhancing shareholder value, and are subject to certain risks, uncertainties and changes in circumstances. Actual results may differ materially from these expectations due to changes in global political, economic, business, competitive, market and regulatory factors. More detailed information about these risk factors is contained in the Company’s most recent reports filed with the Securities and Exchange Commission on Forms 10-K and 10-Q, each as it may be amended from time to time, which identify important risk factors that could cause actual results to differ materially from those contained in the forward-looking statements. The financial information contained in this release should be read in conjunction with the consolidated financial statements and notes thereto included in the Company’s most recent reports on Form 10-K and Form 10-Q, and any reports on Form 8-K. The Company undertakes no obligation to update any forward-looking statements to reflect events or circumstances arising after the date on which they are made. For further information regarding the Company, please read the Company’s reports filed with the SEC and available at www.sec.gov.